UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              PLX TECHNOLOGY, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                    693417107
                                 (CUSIP Number)

                                DECEMBER 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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CUSIP No. 693417107                                       13G                             Page 2 of 6 Pages
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--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          NEIL GAGNON

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2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
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3.        SEC USE ONLY



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4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

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------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                   628,851
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                 304,589
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                              586,390
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                             979,570
------------------- ----- --------------------------------------------- ----------------------------------------------
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9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      1,565,960
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10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
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11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     5.51%
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12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
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CUSIP No. 693417107                                       13G                              Page 3 of 6 Pages
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ITEM 1.
     (a)  Name of Issuer: PLX TECHNOLOGY, INC.

     (b)  Address of Issuer's Principal Executive Offices:
          870 MAUDE AVENUE
          SUNNNYVALE, CA 94085

ITEM 2.
     (a)  Name of Person Filing: NEIL GAGNON

     (b)  Address of Principal Business Office or, if none, Residence:
          1370 AVE. OF THE AMERICAS, SUITE 2400 NEW YORK, NY 10019

     (c)  Citizenship: US

     (d)  Title of Class of Securities: COMMON STOCK, PAR VALUE $0.001 PER SHARE

     (e)  CUSIP Number: 693417107


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ITEM        3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).





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CUSIP No. 693417107                                       13G                              Page 4 of 6 Pages
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ITEM 4.          OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)       Amount beneficially owned:   As of December 31, 2006, Neil Gagnon  beneficially  owned 1,565,960 shares of  Common  Stock of PLX  Technology,  Inc.,  which  amount  includes  (i)
                                            320,870  shares  beneficially  owned by Mr.  Gagnon over which he has sole voting power and sole dispositive  power; (ii) 38,849 shares  beneficially owned by Mr.  Gagnon  over  which  he has sole  voting  power  and  shared dispositive  power;  (iii)  190,158  shares  beneficially  owned  by  Lois
                                            Gagnon,  Mr.  Gagnon's  wife,  over which he has shared  voting  power and shared  dispositive  power;  (iv) 4,750  shares  beneficially  owed by Mr.
                                            Gagnon and Mrs. Gagnon as Joint Tenants with Rights of Survivorship,  over which he has shared voting power and shared  dispositive power; (v) 42,161
                                            shares  held  by  the  Lois  E.  and  Neil  E.  Gagnon   Foundation   (the
                                            "Foundation"),  of which Mr.  Gagnon is a  trustee  and over  which he has shared voting power and shared  dispositive power; (vi) 67,520 shares held by the Gagnon Family  Limited  Partnership  (the  "Partnership")  of which
                                            Mr.  Gagnon is a partner  and over  which he has shared  voting  power and
                                            shared   dispositive  power;  (vii)  56,334  shares  held  by  the  Gagnon
                                            Grandchildren  Trust  (the  "Trust")  over  which Mr.  Gagnon  has  shared dispositive power but no voting power;  (viii) 263,862 shares held by four hedge funds  (collectively,  the  "Funds"),  of which Mr. Gagnon is either the principal  executive  officer of the manager or the managing member of a member of the general  partner or the managing  member and over which he has sole dispositive  power and sole voting power; (ix) 1,658 shares held by the Gagnon  Securities  LLC Profit Sharing Plan and Trust (the
                                            "Plan") of which Mr.  Gagnon is a Trustee  and over which Mr.  Gagnon has sole  voting  power and sole  dispositive power; (x) 3,612 shares held by the Plan over which Mr. Gagnon has sole voting power and shared  dispositive power; and (xi) 576,186 shares held for certain  customers of Gagnon
                                            Securities  LLC, of which Mr. Gagnon is the managing member and the principal owner and over which he has shared dispositive power but no voting power.


     (b)       Percent of class:            5.51%  beneficially  owned by Mr.  Gagnon.  Calculation  of  percentage of beneficial  ownership  is based on  28,396,942  shares of Issuer's  Common
                                            Stock  outstanding  on October  31,  2006 as reported by the Issuer in its
                                            Quarterly  Report  filed on November 3, 2006,  on Form 10-Q for the period ended September 30, 2006.






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CUSIP No. 693417107                                       13G                              Page 5 of 6 Pages
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     (c)       Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote:                        628,851
                  (ii) Shared power to vote or to direct the vote:                      304,589
                 (iii) Sole power to  dispose  or to direct  the  disposition  of:      586,390
                  (iv) Shared  power to dispose or to direct the  disposition   of:     979,570


ITEM 5-9         Not Applicable

Filing of this statement by Mr. Gagnon shall not bee deemed an admission that he beneficially owns the securities reported herein as held in customer accounts at Gagnon Securities LLC or by the Foundation, the Partnership, the Trust, the Funds or the Plan. Mr. Gagnon expressly disclaims beneficial ownership of all securities held in such customer accounts or by the Foundation, the Partnership, the Trust, the Funds or Plan. No single client's interest as reported in the customer accounts at Gagnon Securities LLC exceeds 5% of the outstanding Common Stock of the Issuer.


ITEM 10.         CERTIFICATION

(a)              The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 693417107                                       13G                             Page 6 of 6 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Feburary 5, 2007
Date
/s/ Neil Gagnon
Signature

Neil Gagnon
Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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